1


Exhibit 5(1)

Opinion of Donald E. Miller
General Counsel

February 15, 2002.

The Fairchild Corporation
45025 Aviation Drive, Suite 400
Dulles, VA 20166-7516

Ladies and Gentlemen:

I am the General Counsel of The Fairchild Corporation, a Delaware corporation (the "Company"). I am familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") being filed by the Company with the Securities and Exchange Commission, relating to 86,942 shares of the Company's Class A Common Stock, $0.10 par value (the "Class A Common Stock") issuable pursuant to the 2001 Non-Employee Directors Stock-Option Plan of The Fairchild Corporation (the "2001 NED Plan"). The 2001 NED Plan was approved by the Company's stockholders at the Annual Meeting held on November 13, 2001.

I am familiar with the Company's Restated Certificate of Incorporation and its Amended and Restated By-Laws. I am also familiar with the records of all meetings and consents of its Board of Directors and of its stockholders relating to the approval of the 2001 NED Plan and the authorization for the filing of the S-8 Registration Statement. I have examined and relied upon such other records and documents as I deemed necessary or appropriate for purposes of rendering this opinion.

Based upon the foregoing, I am of the opinion that (a) the Company has corporate power adequate for the issuance of 86,942 shares of its Class A Common Stock pursuant to the 2001 NED Plan and the S-8 Registration Statement, (b) the Company has taken all necessary corporate action required to authorize the issuance of such 86,942 shares under the 2001 NED Plan, and (c) upon the issuance of such shares pursuant to the 2001 NED Plan, the shares will be validly and legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as part of the S-8 Registration Statement.

Very truly yours,

            /s/
------------------------
Donald E. Miller
General Counsel